Exhibit 99.1

FOR IMMEDIATE RELEASE                           CONTACT:
July 14, 1997                                   Mark Lynch
                                                Chief Financial
                                                Officer
                                                (703) 834-9215
                                                or
                                                Doug Poretz
                                                (703) 506-1778

                 World Airways Successfully Resolves Contractual
                      Issues With Philippine Airlines

     WASHINGTON DULLES INTERNATIONAL AIRPORT -- July 14, 1997 --
World Airways, Inc. (NASDAQ:WLDA) today announced that it has successfully resolved open contractual issues with its customer, Philippine Airlines (PAL).

     World agreed to shift two MD-11s currently operating for PAL to another World customer later in the third quarter. Agreements to place the two aircraft with that customer have already been concluded. PAL reconfirmed its commitment to operate two other MD-11s currently in its fleet until February 1998 and to bring current all amounts owed to World within the next several days. World received a substantial payment from PAL on July 11, 1997.

     "We expect no material changes in World's financial results because of these developments and we are pleased to be able to assist our valued customer PAL in its strategic and financial restructuring." commented Coleman Andrews, World's Chairman.

     World Airways provides worldwide passenger and cargo air transportation under contracts with major international airlines, the U.S. Air Force and International tour operators with a fleet of MD-11 and DC10-30 aircraft. The carrier is owned 62% by WorldCorp (NYSE:WOA), 18% by MHS Berhad (KLSE:MHS), a Malaysian strategic investor, and 20% by public investors.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive services, services demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.